CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM


We consent to the references
to our firm under the caption
"Financial Highlights" in the
Investment Shares and Retirement
Shares Prospectus and
"Independent Registered Public
Accounting Firm" in the
Investment Shares and Retirement
Shares Statement of
Additional Information for
Edward Jones Money Market Fund
in Post-Effective
Amendment Number 44 to the
Registration Statement (Form N-1A,
No. 2-66437) of
Edward Jones Money Market Fund,
and to the incorporation by
reference therein of our
report dated April 7, 2006 on
the financial statements and
financial highlights of Edward
Jones Money Market Fund included
in the Annual Report to
Shareholders for the fiscal
year ended February 28, 2006.






Boston, Massachusetts
April 25, 2006